Demand Note

$20,000,000.00	February 14, 2008

For Value Received, the undersigned, Best Energy Services, Inc. (“Maker”) promises to pay on demand, to the order of Tony Bruce (“Payee”):

(i)           the principal sum of Twenty Million Dollars ($20,000,000.00); and

(ii)           interest, if any, on the principal amount hereunder, payable at a rate equal to five percent (5%) per annum.

This Demand Note shall immediately become due and payable on demand, without notice, together with attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Demand Note shall be governed by and construed in accordance with the laws of the State of Kansas.  This Demand Note may not be changed, terminated or assigned, except by a writing executed by each Maker and Payee.

Maker expressly waives any presentment, demand, protest, notice of protest, or notice of any kind.

Best Energy Services, Inc. /s/ Larry Hargrave Larry Hargrave, Chief Executive Officer